Exhibit 2.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E24167452022-2
Secretary of State State Of Nevada	Filing Number 20265641403
	Filed On 3/31/2026 2:58:00 PM
	Number of Pages 2

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☒ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: RMX Industries, Inc. Entity or Nevada Business Identification Number (NVID): E24167452022-2
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series X Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 03/31/2026

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

EXHIBIT A

Section 1 and Section 2(a) of the Certificate of Designation of Series X Convertible Preferred Stock of RMX Industries, Inc. (the “Certificate of Designation”) are amended and restated in their entirety as follows:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the “Series X Convertible Preferred Stock,” $0.001 par value per share (the “Series X Preferred Stock”). The number of shares constituting such series shall be 6,000. The stated value of the each of Series X Preferred Stock is $3.85 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series X Preferred Stock, the “Stated Value”). Capitalized terms not defined herein shall have the meaning as set forth in Section 9 below.

Section 2. Voting Rights.

(a) Other than as set forth in Section 2(b), each share of Series X Preferred Stock shall be entitled to 15,000 votes per share held, for a total of 90,000,000 votes. The Series X Preferred Stock shall vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matters for as long as the shares of Series X Preferred Stock remain issued and outstanding. The Series X Preferred Stock shall not have the right to vote on any matter for which solely another class of preferred stock of the Corporation is entitled to vote pursuant to the Certificate of Designation of such other class of preferred stock of the Corporation. Notwithstanding anything to the contrary, the validity of any vote cast by a holder of Series X Preferred Stock shall not be affected by the existence of any interest, financial or otherwise, that such holder may have in the outcome of the matter being voted upon, whether in such holder’s capacity as a shareholder or, if applicable, as a director or officer of the Corporation.